Exhibit 99.1

Investor Relations Contact:

Jim Pirak

(425) 256-8284

jim.pirak@symetra.com

Media Relations Contact:

Diana McSweeney

(425) 256-6167

diana.mcsweeney@symetra.com

SYMETRA REPORTS FIRST QUARTER 2013 RESULTS

First Quarter Summary

•

Adjusted operating income[1] was $50.4 million, or $0.37 per diluted share, compared with $59.3 million, or $0.43 per diluted share, in first quarter 2012; and up from $32.9 million, or $0.24 per diluted share, in fourth quarter 2012.

•

Net income was $66.0 million, or $0.48 per diluted share, compared with net income of $75.4 million, or $0.55 per diluted share, in first quarter 2012; and up from $31.0 million, or $0.22 per diluted share, in fourth quarter 2012.

•

Benefits operating income declined due to a higher loss ratio of 68.5% and increased operating expenses compared with the same quarter in 2012. Sales of group life and disability income (DI) insurance jumped to $12.9 million from $4.7 million in first quarter 2012.

•	Deferred Annuities earnings increased on higher investment income from prepayment-related activity and account value growth. Fixed indexed annuity (FIA) quarterly sales hit a record high.

•	Income Annuities operating income decreased as a result of less favorable mortality experience compared with year-ago levels.

•	Individual Life earnings were down due to decreased contributions from the term life book of business and lower bank-owned life insurance (BOLI) return on assets.

•

Symetra affirmed its earlier earnings guidance, with expected adjusted operating income per diluted share of $1.30–$1.50 for full-year 2013. The company initiated its stock repurchase plan during the quarter, at a total cost of $4.2 million.

BELLEVUE, Wash.—(April 24, 2013)—Symetra Financial Corporation (NYSE: SYA) today reported first quarter 2013 net income of $66.0 million, or $0.48 per diluted share, compared with $75.4 million, or $0.55 per diluted share, in first quarter 2012.

Adjusted operating income was $50.4 million, or $0.37 per diluted share, compared with $59.3 million, or $0.43 per diluted share, in the same period a year ago. The after-tax impact of prepayment-related investment income, net of amortization expense, in first quarter 2013 was $7.6 million, compared with $3.6 million in first quarter 2012.

Summary Financial Results	Three Months Ended March 31
(In millions, except per share data)	2013	2012
Net Income	$66.0	$75.4
Per Diluted Share of Common Stock	$0.48	$0.55
Adjusted Operating Income	$50.4	$59.3
Per Diluted Share of Common Stock	$0.37	$0.43

“Symetra delivered first quarter 2013 earnings that, although down from our best-ever first quarter results last year, were much-improved over fourth quarter 2012 numbers. The Deferred Annuities segment led the way, with earnings bolstered by higher investment income from prepayment activity and account value growth,” said Tom Marra, president and chief executive officer of Symetra Financial Corporation. “Challenges during the quarter included persistent low interest rates and higher medical stop-loss claims.”

Looking ahead, the sales trajectories in several product lines are encouraging, said Marra. “We posted record fixed indexed annuity sales in the first quarter and recently crossed the $500 million mark in total sales, just two years after launch. Sales of group life and DI insurance are ramping up nicely following our building year in 2012. We’re also adding brokerage general agencies and exploring new ways to reach middle-market customers with our individual life insurance products. We expect to see gradual growth in Individual Life sales in coming quarters.”

BUSINESS SEGMENT RESULTS

Segment Pretax Adjusted Operating Income (Loss)	Three Months Ended March 31
(In millions)	2013	2012
Benefits	$13.5	$25.1
Deferred Annuities	30.7	25.8
Income Annuities	8.8	14.5
Individual Life	11.2	14.5
Other	(4.8)	(3.3)

Subtotal	$59.4	$76.6
Less: Income Taxes*	9.0	17.3

Adjusted Operating Income[1]	$50.4	$59.3

*	Represents the total provision for income taxes adjusted for the tax effect on net realized investment gains (losses) and on net gains (losses) on Symetra’s fixed indexed annuity (FIA) products at the U.S. federal income tax rate of 35%.

Benefits

•

Pretax adjusted operating income was $13.5 million, compared with $25.1 million in first quarter 2012. Operating income decreased in first quarter 2013 primarily due to a higher loss ratio. Expenses also were up, as planned, over year-ago levels, related to the expansion of Symetra’s group life and disability income insurance business.

•

Loss ratio was 68.5%, compared with a very favorable 61.6% in first quarter 2012. Higher claims frequency in the medical stop-loss business drove the first quarter 2013 result. Loss ratios can vary widely from period to period. However, given the first quarter 2013 loss ratio and increasingly competitive market conditions, the full-year loss ratio may end a couple of percentage points higher than the company’s long-term target range of 63%–65%.

•

Sales of $66.5 million were comparable with $66.7 million in first quarter 2012. Stop-loss sales were down $7.2 million from the prior-year period, reflecting underwriting discipline in a competitive market. Group life and disability income sales accelerated to $12.9 million, compared with $4.7 million in first quarter 2012.

Deferred Annuities

•

Pretax adjusted operating income was $30.7 million, compared with $25.8 million in first quarter 2012. Earnings increased due to higher investment income from prepayment-related activity and growth in account value. Prepayment income, net of related amortization, was $7.4 million in first quarter 2013, an increase of $6.4 million over the same quarter in 2012. This earnings increase was partially offset by higher expense levels and a decline in base interest spread on fixed annuities. Spreads continued to be hampered by the low interest rate environment.

•	Total account values were $12.0 billion at the end of the quarter, up from $11.6 billion at the end of first quarter 2012. Higher FIA account value drove this increase.

•

Sales were $322.0 million, compared with $353.8 million in first quarter 2012. FIA sales were $148.7 million, up markedly from $60.6 million in the same quarter a year ago. Sales of traditional fixed annuities dropped $124.2 million year-over-year due to low interest rates.

Income Annuities

•

Pretax adjusted operating income was $8.8 million, compared with $14.5 million in first quarter 2012. The decreased earnings stemmed from lower mortality gains versus year-ago levels. While prepayment-related investment income increased $1.8 million compared with the same quarter of 2012, base interest spread declined, reflecting the impact of low interest rates on investment yields.

•	Mortality gains were $1.0 million, compared with mortality gains of $5.4 million in first quarter 2012. Mortality experience can be volatile, fluctuating from quarter to quarter.

•

Sales were $40.7 million, compared with sales of $55.8 million in the same quarter of 2012. The drop in sales was due to the company’s decision in December 2012 to discontinue sales of structured settlement annuities.

Individual Life

•

Pretax adjusted operating income was $11.2 million, compared with $14.5 million in first quarter 2012. Operating income fell due to Symetra’s smaller block of term business and lower BOLI return on assets (ROA). The decline in ROA was driven by increased BOLI claims and lower reinvestment rates. Individual life claims remained flat compared with first quarter 2012, in line with expectations.

•

Sales of individual life products were $2.3 million, down from $3.0 million in the same quarter a year ago. The lower sales reflected mid-2012 changes to the single premium life product in response to sustained low interest rates. Sales of corporate-owned life insurance (COLI) were $2.4 million in first quarter 2013 on $23.8 million in deposits. There were no BOLI sales in first quarter 2013, compared with sales of $2.0 million in the same quarter last year.

Other

•

Pretax adjusted operating loss was $4.8 million, compared with a loss of $3.3 million in first quarter 2012. The Other segment includes unallocated corporate income and expenses, interest expense on debt and other income outside of Symetra’s four business segments. The higher loss was driven by increased expenses, approximately half of which was related to Symetra’s continued exploration of acquisition opportunities, and lower net investment income.

Investment Portfolio

•

Symetra’s equity portfolio is marked to market and consists of common stock and other equity-like investments. This portfolio posted net investment gains of $33.0 million, compared with net gains of $18.0 million in first quarter 2012, reflecting growth in assets and a stronger equity market in first quarter 2013. The company’s common stock portfolio, which is included in Symetra’s overall net realized investment results, delivered a total return of 10.5% in first quarter 2013, in line with the S&P 500 Total Return Index result of 10.6%.

•

Net realized investment gains were $26.5 million, compared with net gains of $25.9 million in first quarter 2012. Higher gains on Symetra’s equity portfolio were offset by net losses on sales of fixed maturities during first quarter 2013.

Income Taxes

•

The provision for income taxes was $17.4 million, compared with $25.9 million in first quarter 2012. The decrease stemmed from lower pretax income and increased tax benefits from tax credit investments, which reduced the company’s effective tax rate. Symetra’s effective tax rate for first quarter 2013 was 20.9%, compared with 25.6% for the same period in 2012.

Stockholders’ Equity

•	Total stockholders’ equity, or book value, as of March 31, 2013, was $3,604.2 million, or $26.10 per share, compared with $3,630.1 million, or $26.29 per share, as of Dec. 31, 2012.

•	Adjusted book value as converted,[1] as of March 31, 2013, was $2,529.2 million, or $18.32 per share, up from $2,477.0 million, or $17.94 per share, as of Dec. 31, 2012.

•

Stock repurchases during first quarter 2013 totaled 309,000 common shares at an average price per share of $13.46 and a total cost of $4.2 million. At March 31, 2013, there were 9.7 million shares remaining under the repurchase authorization.

•

Risk-based capital (RBC) ratio for Symetra Life Insurance Company at the end of first quarter 2013 was estimated at 498%. Statutory capital and surplus, including asset valuation reserve (AVR), was $2,222.5 million.

2013 Earnings Outlook

As previously announced, Symetra expects to generate adjusted operating income per diluted share of $1.30–$1.50 in 2013. Among the factors that could drive actual results toward the upper end, middle or lower end of the guidance range are:

•	changes in the interest rate environment;

•	Benefits Division loss ratio relative to long-term target;

•	maintenance of current distribution relationships and success with new distribution partners;

•	timing and levels of life and annuity sales;

•	amount of issuance and yields on commercial mortgage loans;

•	increases or decreases in the amount of prepayments in the investment portfolio;

•	returns on alternative investment portfolio;

•	mortality experience;

•	management of operating expense levels;

•	timing and amount of common stock buybacks;

•	changes in expenses related to legal proceedings or regulatory investigations; and

•	achievement of target cash balances.

Additional Financial Information

This press release, the first quarter 2013 financial supplement and financial review slides are posted on the company’s website at http://investors.symetra.com. Investors are encouraged to review all of these materials.

Management to Review Results on Conference Call and Webcast

Symetra’s senior management team will discuss the company’s first quarter 2013 performance with investors and analysts on Thursday, April 25, 2013 at 10 a.m., Eastern Time (7 a.m., Pacific Time). To listen by phone, dial 1-888-713-4215. For international callers, dial 617-213-4867. The passcode is 64131627. Participants may pre-register for the call at www.symetra.com/earnings. Pre-registrants will be issued a PIN to use when dialing into the live call, which will provide quick access to the conference by bypassing the operator.

To listen to a live webcast of the conference call, go to http://investors.symetra.com. Listeners should go to the website at least 15 minutes before the call and test the compatibility of their computer. Links will be available to download any necessary audio software.

A replay of the call can be accessed by phone at approximately 1 p.m., Eastern Time (10 a.m., Pacific Time) on April 25, 2013 by dialing 1-888-286-8010. For international callers, dial 617-801-6888. The passcode is 43559986. The replay will be available by phone through May 1, 2013. To access a replay of the conference call over the Internet, visit http://investors.symetra.com.

Use of Non-GAAP Measures

1 Symetra uses both U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures to track the performance of its operations and financial condition. Definitions of each non-GAAP measure are provided below, and reconciliations to the most directly comparable GAAP measures are included in the tables at the end of this press release and in the quarterly financial supplement. These measures are not substitutes for GAAP financial measures. For more information about these non-GAAP measures, please see Symetra’s 2012 Annual Report on Form 10-K.

This press release references the following non-GAAP financial measures:

•

Adjusted operating income is defined by the company as net income, excluding after-tax net investment gains (losses) and including after-tax net realized gains (losses) related to Symetra’s fixed indexed annuity (FIA) products.

•	Adjusted operating income per diluted share is defined as adjusted operating income divided by diluted common shares outstanding.

•

Pretax adjusted operating income is defined as adjusted operating income on a pretax basis. It also represents the cumulative total of segment pretax adjusted operating income, which at the segment level is a GAAP measure.

•	Adjusted book value is defined as stockholders’ equity, less accumulated other comprehensive income (loss), or AOCI.

•	Adjusted book value, as converted, is defined as stockholders’ equity, less AOCI plus the assumed proceeds from exercising the outstanding warrants.

•	Adjusted book value per share, as converted, is calculated as adjusted book value, as converted, divided by the sum of outstanding common shares and shares subject to outstanding warrants.

About Symetra

Symetra Financial Corporation (NYSE: SYA) is a diversified financial services company based in Bellevue, Wash. In business since 1957, Symetra provides employee benefits, annuities and life insurance through a national network of benefit consultants, financial institutions, and independent agents and advisors. For more information, visit www.symetra.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of current or historical facts included or referenced in this release that address activities, events or developments that we expect or anticipate will or may occur in the future, are forward-looking statements. The words “may,” “will,” “believe,” “intend,” “plan,” “expect,” “anticipate,” “project,” “estimate,” “predict,” “potential” and similar expressions also are intended to identify forward-looking statements. These forward-looking statements may include, among others, statements with respect to Symetra’s:

•

estimates or projections of revenues, net income (loss), net income (loss) per share, adjusted operating income (loss), adjusted operating income (loss) per share, market share or other financial forecasts;

•	trends in operations, financial performance and financial condition;

•	financial and operating targets or plans;

•	business and growth strategy, including prospective products, services and distribution partners; and

•	stock repurchase program.

These statements are based on certain assumptions and analyses made by Symetra in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate under the circumstances. Whether actual results and developments will conform to Symetra’s expectations and predictions is subject to a number of risks, uncertainties and contingencies that could cause actual results to differ materially from expectations, including, among others:

•	the effects of fluctuations in interest rates and a prolonged low interest rate environment;

•	general economic, market or business conditions, including further economic downturns or other adverse conditions in the global and domestic capital and credit markets;

•	the effects of changes in monetary and fiscal policy;

•	the effects of changes in government programs to stimulate mortgage refinancing and significant increases in corporate refinance activity;

•	the performance of Symetra’s investment portfolio;

•	the continued availability of quality commercial mortgage loan investments and Symetra’s continued capacity to invest in commercial mortgage loans;

•	Symetra’s ability to successfully execute on its strategies;

•	recorded reserves for future policy benefits and claims subsequently proving to be inadequate or inaccurate;

•	deviations from assumptions used in setting prices for insurance and annuity products or establishing cash flow testing reserves;

•	continued viability of certain products under various economic, regulatory and other conditions;

•	market pricing and competitive trends related to insurance products and services;

•	changes in amortization of deferred policy acquisition costs and deferred sales inducements;

•	financial strength or credit ratings changes;

•	the availability and cost of capital and financing;

•	the continued availability and cost of reinsurance coverage;

•	changes in laws or regulations, or their interpretation, including those that could increase Symetra’s business costs, reserve levels and required capital levels;

•	the ability of subsidiaries to pay dividends to Symetra;

•	the effects of implementation of the Patient Protection and Affordable Care Act;

•	Symetra’s ability to implement effective risk management policies and procedures, including hedging strategies;

•	the initiation of legal or regulatory investigations against Symetra and the results of any legal or regulatory proceedings;

•	the effects of implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; and

•	the risks that are described from time to time in Symetra’s filings with the U.S. Securities and Exchange Commission, including those in Symetra’s 2012 Annual Report on Form 10-K.

Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by Symetra will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Symetra or its business or operations. Symetra assumes no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

###

Symetra Financial Corporation

Consolidated Income Statement Data

(in millions, except per share data)

(unaudited)

	Three Months Ended
	March 31
	2013	2012
Revenues
Premiums	$157.0	$150.3
Net investment income	323.7	320.5
Policy fees, contract charges and other	49.9	46.3
Net realized investment gains (losses):
Total other-than-temporary impairment losses on securities	(2.6)	(3.6)
Less: portion recognized in other comprehensive income	0.6	1.1

Net impairment losses recognized in earnings	(2.0)	(2.5)
Other net realized investment gains (losses)	28.5	28.4

Total net realized investment gains (losses)	26.5	25.9

Total revenues	557.1	543.0

Benefits and expenses
Policyholder benefits and claims	119.5	105.2
Interest credited	235.3	229.5
Other underwriting and operating expenses	91.8	83.0
Interest expense	8.2	8.2
Amortization of deferred policy acquisition costs	18.9	15.8

Total benefits and expenses	473.7	441.7

Income from operations before income taxes	83.4	101.3

Provision (benefit) for income taxes
Current	15.7	(6.3)
Deferred	1.7	32.2

Total provision for income taxes	17.4	25.9

Net income	$66.0	$75.4

Net income per common share
Basic	$0.48	$0.55
Diluted	$0.48	$0.55

Weighted-average number of common shares outstanding
Basic	138.093	137.776
Diluted	138.098	137.781
Cash dividends declared per common share	$0.08	$0.07

Non-GAAP financial measures
Adjusted operating income	$50.4	$59.3

Reconciliation to net income
Net income	$66.0	$75.4
Less: Net realized investment gains (losses) (net of taxes)*	17.2	16.9
Add: Net realized gains (losses) - FIA (net of taxes)**	1.6	0.8

Adjusted operating income	$50.4	$59.3

*	Net realized investment gains (losses) are reported net of taxes of $9.3 and $9.0 for the three months ended March 31, 2013 and 2012, respectively.
**	Net realized gains (losses) - FIA are reported net of taxes of $0.9 and $0.4 for the three months ended March 31, 2013 and 2012, respectively.

Symetra Financial Corporation

Consolidated Balance Sheet Data

(in millions, except per share data)

(unaudited)

	March 31	December 31
	2013	2012
Assets
Total investments	$27,437.5	$27,556.4
Other assets	1,271.4	1,096.8
Separate account assets	878.9	807.7

Total assets	$29,587.8	$29,460.9

Liabilities and stockholders’ equity
Policyholder liabilities	$23,890.0	$23,735.2
Notes payable	449.4	449.4
Other liabilities	765.3	838.5
Separate account liabilities	878.9	807.7

Total liabilities	25,983.6	25,830.8
Common stock and additional paid-in capital	1,461.9	1,460.5
Treasury stock	(4.2)	—
Retained earnings	853.4	798.4
Accumulated other comprehensive income, net of taxes	1,293.1	1,371.2

Total stockholders’ equity	3,604.2	3,630.1

Total liabilities and stockholders’ equity	$29,587.8	$29,460.9

Book value per share*	$26.10	$26.29

Non-GAAP financial measures
Adjusted book value	$2,311.1	$2,258.9

Reconciliation to stockholders’ equity
Total stockholders’ equity	$3,604.2	$3,630.1
Less: AOCI	1,293.1	1,371.2

Adjusted book value	2,311.1	2,258.9
Add: Assumed proceeds from exercise of warrants	218.1	218.1

Adjusted book value, as converted	$2,529.2	$2,477.0

Adjusted book value per share, as converted**	$18.32	$17.94

*	Book value per share is calculated based on stockholders’ equity divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.075 and 138.064 as of March 31, 2013 and December 31, 2012, respectively.
**	Adjusted book value per share, as converted, is calculated based on adjusted book value, as converted, divided by outstanding common shares plus shares subject to outstanding warrants, totaling 138.075 and 138.064 as of March 31, 2013 and December 31, 2012, respectively.

Symetra Financial Corporation

Reconciliation of Segment Pretax Adjusted Operating Income,

Operating Revenues and Operating ROAE

(in millions)

(unaudited)

	Three Months Ended
	March 31
	2013	2012
Segment pretax adjusted operating income (loss)
Benefits	$13.5	$25.1
Deferred Annuities	30.7	25.8
Income Annuities	8.8	14.5
Individual Life	11.2	14.5
Other	(4.8)	(3.3)

Subtotal	59.4	76.6
Add: Net realized investment gains (losses)	26.5	25.9
Less: Net realized gains (losses) - FIA	2.5	1.2

Income from operations before income taxes	$83.4	$101.3

Reconciliation of revenues to operating revenues
Revenues	$557.1	$543.0
Less: Net realized investment gains (losses)	26.5	25.9
Add: Net realized gains (losses) - FIA	2.5	1.2

Operating revenues	$533.1	$518.3

	Twelve Months Ended
	March 31
	2013	2012
ROE	5.6%	7.6%
Average stockholders’ equity*	$3,481.7	$2,869.9
Non-GAAP financial measures
Operating ROAE	7.9%	10.0%
Average adjusted book value**	$2,230.4	$2,049.5

*	Average stockholders’ equity is derived by averaging ending stockholders’ equity for the most recent five quarters.
**	Average adjusted book value is derived by averaging ending adjusted book value for the most recent five quarters.